Exhibit 99.1
ANCESTRY.COM INC. REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS
— Ancestry.com Subscriber Growth of 33% Year-Over-Year —
—Total Revenues Up 41% Year-Over-Year —
— Raises FY 2011 Outlook —
PROVO, Utah, April 28, 2011 — Ancestry.com Inc. (Nasdaq: ACOM), the world’s largest online family history resource, today reported financial results for the quarter ended March 31, 2011.
“Ancestry.com had an outstanding start to 2011, ending the first quarter with over 1.6 million subscribers and delivering record financial performance. The investments we are making in content and in our product are generating positive feedback from users, and our ongoing marketing programs, along with the second season of Who Do You Think You Are? on NBC, are helping to further broaden interest in the family history category,” said Tim Sullivan, Chief Executive Officer of Ancestry.com. “We intend to continue investing in the business through product enhancements, content acquisition and the further ramp-up of our talent base to support our anticipated growth in 2011 and beyond.”

Ancestry.com Web Sites Highlights
•	Subscribers totaled 1,615,000 as of March 31, 2011, growth of 33% from the end of the first quarter of 2010 and 16% since the end of 2010.
•	Gross subscriber additions were 425,000 in the first quarter of 2011, compared to 279,000 in the first quarter of 2010 and 203,000 in the fourth quarter of 2010.
•	Monthly churn[1] was 3.7% in the first quarter of 2011, compared to 3.3% in the first quarter of 2010 and 3.9% in the fourth quarter of 2010.
•	Subscriber acquisition cost[2] in the first quarter of 2011 was $69.56, compared to $69.57 in the first quarter of 2010 and $96.87 in the fourth quarter of 2010.
•	Average monthly revenue per subscriber[3] in the first quarter of 2011 was $18.05, compared to $16.70 in the first quarter of 2010 and $17.78 in the fourth quarter of 2010.
First Quarter 2011 Financial Highlights
•	Total revenues for the first quarter of 2011 were $91.0 million, an increase of 41.3% over $64.4 million in the first quarter of 2010, driven by growth in our core Ancestry.com Web sites revenues of 42.7%.
•	Operating income for the first quarter of 2011 was $14.2 million, compared to $7.6 million in the first quarter of 2010.
•	Net income was $9.0 million, or $0.18 per fully diluted share, for the first quarter of 2011 compared to $4.0 million, or $0.08 per fully diluted share, in the first quarter of 2010.
•	Adjusted EBITDA[4] for the first quarter of 2011 was $25.6 million, compared to $17.0 million in the first quarter of 2010. Adjusted EBITDA margin for the first quarter of 2011 was 28.1%, compared to 26.4% in the first quarter of 2010.

[1]	Monthly churn is a measure representing the number of subscribers that cancel in the quarter divided by the sum of beginning subscribers and gross subscriber additions during the quarter. To arrive at monthly churn, the results are divided by three.

[2]	Subscriber acquisition cost is external marketing and advertising expense, divided by gross subscriber additions in the quarter.

[3]	Average monthly revenue per subscriber is total subscription revenues earned in the quarter from subscriptions to the Ancestry.com Web sites divided by the average number of subscribers in the quarter, divided by three. The average number of subscribers for the quarter is calculated by taking the average of the beginning and ending number of subscribers for the quarter.

[4]	Adjusted EBITDA is defined as net income (loss) plus net interest and other (income) expense; income tax expense; and non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense.

•	Free cash flow[5] totaled $18.7 million for the first quarter of 2011 compared to $11.4 million for the first quarter of 2010.
•	Cash and cash equivalents totaled $102.3 million as of March 31, 2011.
Recent Business Highlights
•	Who Do You Think You Are? television series successfully completed its second season and NBC announced its renewal for a third season, which is currently expected to air in the first quarter of 2012.
•	Addition of several new important content collections, including U.S. slave manifest records, the definitive 19th century collection of Irish historical records, and newly digitized U.S. Civil War records.
•	Ancestry.com’s mobile app for the iPhone, iPad, and iPod reached 1 million downloads last week, with over 400,000 of those downloads happening in Q1 alone.
Business Outlook
The Company’s financial and operating expectations for the second quarter and full year 2011 are as follows:
Second Quarter 2011
•	Revenues in the range of $98.0 to $100.0 million
•	Adjusted EBITDA in the range of $35.0 to $37.0 million
•	Ending subscribers of approximately 1,670,000
Full Year 2011
•	Revenues in the range of $395.0 to $400.0 million (increased from the previously expected range of $370.0 to $375.0 million)
•	Adjusted EBITDA in the range of $135.0 to $140.0 million (increased from the previously expected range of $125.0 to $130.0 million)
•	Ending subscribers of approximately 1,710,000 to 1,730,000 (increased from the previously expected range of 1,700,000 to 1,725,000)
Conference Call & Webcast
Ancestry.com will host a conference call with analysts and investors today at 3:00 p.m. MT (5:00 p.m. ET). An accompanying slide presentation and a live webcast of the conference call will be available at the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/. Participants can also access the conference call by dialing 800-946-0774 (within the United States), or 719-457-2640 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available approximately two hours after the call has ended and will be available through Friday, May 6, 2011. To access the replay, dial 888-203-1112 (within the United States), or 719-457-0820 (international callers) and enter the replay passcode 9389152. The webcast replay will also be available for 12 months on the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/, under Events and Presentations.

[5]	Free cash flow subtracts from adjusted EBITDA capitalization of content database costs, purchases of property and equipment and cash paid for income taxes and interest.

Use of Non-GAAP Measures
Management believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that we do not consider indicative of our core performance. In the case of adjusted EBITDA, we adjust net income for such things as interest, taxes, stock-based compensation expense and certain non-cash and non-recurring items. Free cash flow subtracts from adjusted EBITDA the capitalization of content database costs, purchases of property and equipment and cash paid for income taxes and interest. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to the GAAP equivalents of these non-GAAP measures is contained in tabular form on the attached unaudited financial statements.
Our management uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies; and in communications with our board of directors concerning our financial performance. We also use adjusted EBITDA and have used free cash flow as factors when determining the incentive compensation pool.
About Ancestry.com
Ancestry.com Inc. (Nasdaq: ACOM) is the world’s largest online family history resource, with more than 1.6 million paying subscribers. More than 6 billion records have been added to the site in the past 14 years. Ancestry users have created more than 24 million family trees containing over 2.4 billion profiles. Ancestry.com has local Web sites directed at nine countries that help people discover, preserve and share their family history, including its flagship Web site at www.ancestry.com.
Forward-looking Statements
This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements describing our activities to enhance subscribers’ experience, our activities to promote and enhance our products, our business outlook, our intent to acquire content, our leadership position and our opportunities and prospects for growth, including growth in revenues, adjusted EBITDA, number of subscribers and employees. These forward-looking statements are based on information available to us as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include our continued ability to attract and retain subscribers; our continued ability to acquire content and make it available online; difficulties encountered in integrating acquired businesses and retaining customers; failure of our products to continue to meet customer demand; the adverse impact of competitive product announcements; our inability to develop and refine new and existing products; failure of the second season of Who Do You Think You Are? to yield results comparable to the first season; failure to achieve anticipated revenues and operating performance; changes in overall economic conditions; the inability to attract and retain key employees; competitors’ actions; pricing and gross margin pressures; inability to control costs and expenses; and significant litigation.

Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and in discussions in other of our SEC filings.
These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Ancestry.com Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$102,263	$65,519
Restricted cash	1,984	2,476
Accounts receivable, net	6,687	6,990
Income tax receivable	6,690	8,094
Deferred income taxes	3,873	3,873
Prepaid expenses and other current assets	8,978	9,243

Total current assets	130,475	96,195
Property and equipment, net	18,731	21,252
Content database costs, net	69,221	65,418
Intangible assets, net	30,143	34,281
Goodwill	303,478	303,374
Other assets	1,518	1,666

Total assets	$553,566	$522,186

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,210	$9,451
Accrued expenses	33,549	36,978
Deferred revenues	109,237	89,301

Total current liabilities	149,996	135,730
Deferred income taxes	19,663	20,571
Other long-term liabilities	1,986	2,018

Total liabilities	171,645	158,319
Commitments and contingencies
Stockholders’ equity:
Common stock	46	45
Additional paid-in capital	337,554	328,957
Accumulated other comprehensive income	1,128	643
Retained earnings	43,193	34,222

Total stockholders’ equity	381,921	363,867

Total liabilities and stockholders’ equity	$553,566	$522,186

Ancestry.com Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended
	March 31, 2011	March 31, 2010
	(unaudited)
Revenues:
Subscription revenues	$85,183	$59,560
Product and other revenues	5,845	4,861

Total revenues	91,028	64,421
Costs of revenues:
Cost of subscription revenues	13,887	11,501
Cost of product and other revenues	1,828	1,494

Total cost of revenues	15,715	12,995

Gross profit	75,313	51,426
Operating expenses:
Technology and development	13,668	9,927
Marketing and advertising	33,808	22,446
General and administrative	9,357	7,742
Amortization of acquired intangible assets	4,270	3,679

Total operating expenses	61,103	43,794

Income from operations	14,210	7,632
Interest and other income (expense), net	(107)	(1,144)

Income before income taxes	14,103	6,488
Income tax expense	(5,132)	(2,526)

Net income	$8,971	$3,962

Net income per common share
Basic	$0.20	$0.09

Diluted	$0.18	$0.08

Weighted average common shares outstanding
Basic	45,371	42,459

Diluted	50,250	47,454

Reconciliation of adjusted EBITDA and free cash flow to net income:
Net income	$8,971	$3,962
Interest and other (income) expense, net	107	1,144
Income tax expense	5,132	2,526
Depreciation	3,264	2,864
Amortization	6,405	5,513
Stock-based compensation expense	1,725	1,004

Adjusted EBITDA	$25,604	$17,013

Capitalization of content database costs	(5,747)	(2,792)
Purchases of property and equipment	(725)	(1,407)
Cash paid for interest	(115)	(1,001)
Cash paid for income taxes	(275)	(403)

Free cash flow	$18,742	$11,410

Ancestry.com Inc.
Other Data

	Three Months Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Total subscribers	1,615,169	1,394,910	1,376,974	1,310,562	1,211,978
Gross subscriber additions	424,531	202,509	251,738	290,589	279,100
Monthly churn	3.7%	3.9%	4.0%	4.3%	3.3%
Subscriber acquisition cost	$69.56	$96.87	$81.58	$74.04	$69.57
Average monthly revenue per subscriber	$18.05	$17.78	$17.75	$18.02	$16.70
For more information:

Investors:	Media:
Ancestry.com Inc.	Ancestry.com Inc.
Ryan Ostler	Heather Erickson
(801) 705-7942	(801) 705-7104
rostler@ancestry.com	herickson@ancestry.com